Exhibit 99.1

February 1, 2007

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Sam Westover	Michael Halloran
	President and CEO	Vice President and CFO
	(801) 365-2800	(801) 365-2854

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006

Record Fourth Quarter Sales and Gross Margin

Salt Lake City, Utah, February 1, 2007 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the fourth quarter and full year ended December 31, 2006. Net sales from continuing operations in the fourth quarter 2006 established a record of $28.7 million, up 23.8% over the same prior year period. Income from continuing operations was $0.7 million, or $0.03 per share, in the fourth quarter compared to a net loss of $7.2 million or $0.33 per share, in 2005. We have decided to sell our auditory testing equipment division and have reflected this division as a discontinued operation. Including discontinued operations, net income for the fourth quarter 2006 was $0.2 million, or $0.01 per share compared to a net loss of $9.1 million, or $0.42 per share in 2005.

North American sales of $10.8 million in the fourth quarter 2006 increased 24.9% from 2005. The increase was due to the launch of our new product family, Balance, and the continued success of Ion, our new open ear product. European sales of $12.1 million in the fourth quarter 2006 increased 18.2% from 2005, primarily due to additional sales personnel and marketing programs. Rest-of-world sales of $5.8 million in the fourth quarter 2006 were up 35.0% from 2005, primarily due to Australian sales and marketing activities and further training of our hearing care consultants.

Gross profit from continuing operations of $17.3 million in the fourth quarter 2006 established a fourth quarter record and was up 39.1% from 2005. Gross margin from continuing operations of 60.3% in the fourth quarter 2006, also a record for the Company, was up from last year’s fourth quarter level of 53.7% as a result of lower return rates, the U.S. introduction of Balance, sales mix between geographies and cost reduction activities in manufacturing.

Operating expense from continuing operations of $16.8 million for the fourth quarter improved 13.7% from $19.5 million in 2005. Selling, general and administrative expense from continuing operations as a percentage of revenue declined 7.6% from 59.5% to 51.9% compared to fourth quarter 2005. Research and development expense from continuing operations in the fourth quarter 2006 of $1.9 million was up slightly from $1.8 million in the prior year, but down slightly for the full year.

Sam Westover, President and CEO, stated, “I am very pleased with our growth in the fourth quarter which was fueled by new products, sales programs and gross margin expansion. The hearing aid market in the U.S. experienced 7.8% unit growth in 2006 while we grew 11.4%. We are capturing market share with our excellent product offerings. In 2006 we launched Ion, Ion+, Natura Pro and our high-end family of products, Balance. We are also improving our gross margin as we grow.”

As of December 31, 2006, Sonic Innovations had cash and marketable securities of $26.5 million compared to $16.2 million a year earlier.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers.

This press release may contain “forward-looking statements” as defined under securities laws. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: continuing improvement in operations and financial results in 2007, we face aggressive competition in our business; acquisitions could be difficult to integrate and disrupt our current business and therefore may harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks including government reimbursement, that could impact sales and operating results. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Thursday, February 1, 2007 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 901-5231, or (617) 786-2961 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please dial (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 45347558 (available through February 6, 2007), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended December 31		Twelve months ended December 31
	2006	2005	2006	2005
Net sales	$28,706	$23,183	$105,492	$99,126
Cost of sales	11,390	10,731	44,605	44,001

Gross profit	17,316	12,452	60,887	55,125

Selling, general and administrative expense	14,890	13,797	53,148	51,419
Research and development expense	1,946	1,831	7,759	7,783
Asset impairment and other charges	—	3,876	—	4,084

Operating expenses	16,836	19,504	60,907	63,286

Operating profit (loss)	480	(7,052)	(20)	(8,161)
Other income	255	28	1,013	206

Income (loss) from continuing operations before taxes	735	(7,024)	993	(7,955)
Income tax provision (benefit)	81	184	577	(1,059)

Income (loss) from continuing operations	654	(7,208)	416	(6,896)
Loss from discontinued operations, net of income taxes	(411)	(1,896)	(2,196)	(12,712)

Net income (loss)	$243	$(9,104)	$(1,780)	$(19,608)

Basic income (loss) per common share:
Continuing operations	$0.03	$(0.33)	$0.02	$(0.32)
Discontinued operations	(0.02)	(0.09)	(0.10)	(0.60)

Net income (loss)	$0.01	$(0.42)	$(0.08)	$(0.92)

Diluted income (loss) per common share:
Continuing operations	$0.03	$(0.33)	$0.02	$(0.32)
Discontinued operations	(0.02)	(0.09)	(0.09)	(0.60)

Net income (loss)	$0.01	$(0.42)	$(0.07)	$(0.92)

Basic weighted average number of common shares outstanding:	25,610	21,530	23,408	21,382

Diluted weighted average number of common shares outstanding:	26,097	21,530	23,932	21,382

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
Assets:

Cash and marketable securities	$26,453	$16,249
Accounts receivable	18,932	14,870
Inventories	10,475	10,234
Property and equipment	8,265	8,772
Goodwill and intangibles	36,812	33,825
Assets held for sale	2,294	—
Other	4,802	2,814

Total assets	$108,033	$86,764

Liabilities:

Accounts payable and accrued liabilities	$26,572	$23,519
Loans payable	6,522	6,217
Deferred revenue	7,883	7,257
Liabilities associated with assets held for sale	1,352	—

Total liabilities	42,329	36,993

Shareholders’ equity:

Common stock	27	22
Additional paid-in capital	134,463	120,578
Accumulated deficit	(72,185)	(70,405)
Other	3,399	(424)

Total shareholders’ equity	65,704	49,771

Total liabilities and shareholders’ equity	$108,033	$86,764

Sonic Innovations, Inc.

Consolidated Statement of Net Sales Information

(In thousands)

(Unaudited)

	Three months ended December 31		Twelve months ended December 31
	2006	2005	2006	2005
Continuing Operations

North America	$10,787	$8,634	$41,761	$37,394
Europe	12,148	10,275	41,718	43,300
Rest-of-World	5,771	4,274	22,013	18,432

Total	$28,706	$23,183	$105,492	$99,126

Discontinued Operations

Tympany	$821	$1,429	$3,483	$5,915